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                                                                   EXHIBIT 10.15

                  EMPLOYMENT AGREEMENT DATED JANUARY 19, 1999
                   BY AND BETWEEN C2I AND THOMAS M. HARTMAN


[Letterhead of C2i  Solutions, Inc.]


January 19, 1999

Thomas M. Hartman
7145-F Calabria Court
San Diego, CA 92122

Dear Thomas:

We are pleased to enclose this offer letter, which sets forth the basic terms and conditions of your employment with C2i Solutions, Inc. ("C2i"). By signing this letter, you will be agreeing to these terms. It is important that you understand clearly both what your benefits are and what is expected of you by C2i.


     1.  DUTIES.  Your duties generally will include, but are not limited to,
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those duties normally performed by a Senior Vice President of Sales and
Operations. You may be assigned other duties as needed and your duties may change from time to time on reasonable notice, based on the needs of C2i and your skills, as determined by C2i. You will report directly to the President/CEO.

     As an employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are required to follow company policies and procedures adopted from time to time by C2i and to take such general direction as you may be given from time to time by your supervisor. C2i reserves the right to change these policies and procedures at any time. You are required to devote your full energies, efforts and abilities to your employment with C2i.

     2.  HOURS OF WORK.  As an employee, you are expected to work the number of
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hours required to get the job done.  At a minimum, you are generally expected to be present during the normal working hours of C2i, 8AM to 5PM local time. Your primary office will be in San Diego, CA.

     3.  SALARY.  Please see Exhibit A.
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     4.  EXPENSES.  As an employee, you will be reimbursed for all reasonable
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travel and office expenses incurred on behalf of C2i.  Any expense over $100.00 must be approved in writing in advance.

     5.  EMPLOYEE BENEFITS. You will be eligible for the Blue Shield health
         -----------------
plan, the Fortis dental plan, the Fortis life insurance, the 401K plan and other employee benefits, which are generally applicable to full-time employees. These benefits are subject to change.

     6.  PROPRIETARY RIGHTS; DUTY TO DISCLOSE.  Employee hereby acknowledges and
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agrees to be bound by the provisions of the C2i's enclosed "Confidentiality
Agreement". Employee agrees during and after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or other legal entity for a period of two (2) years. Should employee reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining the employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the employee for a breach or threatened breach of this condition, including the recovery of damages from the employee.

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     7.  NONSOLICITATION OF EMPLOYEES.  Employee specifically agrees that during
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the term of this Agreement and for a period of two (2) years thereafter, employee shall not, directly or indirectly, either for himself or for any other person, firm, corporation or other legal entity, solicit any then employee of C2i to leave the employment of C2i.

     8.  GOVERNING LAW.  This Agreement shall be governed by and construed and
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enforced in accordance with and subject to the laws of the State of California.
Any dispute or action between the employee and the Company resulting out of this Agreement must be brought in the jurisdiction of the State of California or it is void.

9.   DISPUTE RESOLUTION PROCEDURE.  The parties agree that any and all disputes
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arising out of the employment relationship between them, will be resolved under the following procedures.

          A. The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.

          B. If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, C2i may submit the dispute to non-binding mediation before a mediator to be jointly selected by the parties. The parties will share the cost of the mediation.

          C. If the mediation does not produce a resolution of the dispute, C2i may submit the dispute for final and binding arbitration before an arbitrator mutually selected by the parties or, if no agreement is reached, then under the Expedited Labor Arbitration Rules of the American Arbitration Association, except that the arbitrator shall be selected by alternately striking names from the panel of five (5) neutral labor or employment arbitrators designated by the American Arbitration Association.

               The arbitrator shall have the authority to grant any relief authorized by law. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of the employment agreement. In addition, the arbitrator shall not have the authority to require C2i to change any lawful policy or benefit plan. The hearing shall be transcribed. Each party shall bear their respective legal and arbitration fees.

          D. Arbitration shall be the exclusive final remedy for any dispute between the parties. Provided, however, that nothing in this Paragraph 9 shall limit the right of C2i to go to court to obtain injunctive relief for violation of C2i's Confidentiality Agreement.

          E.  Each party shall bear their respective legal fees.

     10.  NO ASSIGNMENT.  This Agreement may not be assigned by the employee
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without the written consent of C2i.

     11.  INTEGRATED AGREEMENT.  This Agreement supersedes any prior agreements,
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representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matter herein.
It constitutes the full, complete and exclusive agreement between you and C2i with respect to the subject matters herein. This Agreement may only be modified by a writing signed by you and the President or Chief Financial Officer of C2i.

     12.  NOTICES.  All notices or other communications provided for by this
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Agreement shall be made in writing and shall be deemed properly delivered when
(i) delivered personally or (ii) by the mailing of such notice by registered or certified mail, postage prepaid, to the parties at the addresses set forth on the signature page of this Agreement (or to such other address as one party designates to the other in writing).

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     13.  AMENDMENTS.  No supplement, modification, or amendment of any term,
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provision or condition of this Agreement shall be binding or enforceable unless evidenced in writing executed by the parties hereto.

     14.  COUNTERPARTS.  This Agreement may be executed in one or more
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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.  SEVERABILITY.  If any provision of this Agreement is declared invalid
          ------------
by any court or tribunal, that provision is deemed deleted from this Agreement as though such provision had never been included herein. The remaining provisions of the Agreement shall remain in effect.

     16.  PERFORMANCE EVALUATION.  There will be a probationary period of 90
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days commencing on the first day of employment.  At the end of the probationary period an employee performance evaluation will be conducted. A satisfactory evaluation will result in regular employee status. Failure to obtain a satisfactory evaluation may result in the following:

           1.) The extension of the probationary period.
           2.) Termination of the employee.

     17.  TERMS OF EMPLOYMENT.  The term of this Agreement is at will.  You
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or C2i may terminate the employment relationship at any time, with or without cause.

In order to confirm your agreement with and acceptance of these terms, please sign and return via FAX to our office no later than close of business (5 PM) Friday, January 22, 1999. You will be sent two original copies, one copy for your records and the other should be signed and returned to C2i, along with the enclosed forms upon completion. If there is any matter in this letter, which you wish to discuss further, please do not hesitate to speak to me.


                              Very truly yours,
                              C2i Solutions, Inc.



                              By:  /s/  JOHN ANTHONY WHALEN, JR.
                                   -----------------------------
                                   John Anthony Whalen, Jr.
                                   President/CEO


JAW:ct

===================================================================
     I agree to the terms of employment set forth in this Agreement.


Dated:  January 22, 1999

                                    /s/  THOMAS M. HARTMAN
                                    ----------------------
                                    Thomas M. Hartman

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                                   EXHIBIT A


EMPLOYEE:                Thomas M. Hartman

INITIAL POSITION:        Senior Vice President of Sales and Operations

APPROXIMATE START DATE:  January 25, 1999

REPORTS TO:              President/CEO

SALES QUOTA:             US Sales for the year ended 12/31/99 of approximately
                         $14,000,000.

Annual Salary:           $120,000 payable semi-monthly on the 15th and the last
                         day of each month.

STOCK OPTIONS:           A grant of Incentive Stock Options ("ISOs") for 60,000
                         shares of Common Stock upon commencement of work.
                         Options will vest monthly over 36 months with vesting of first three months deferred until the 90 day probation is completed and expire ten (10) years from date of grant. In order to qualify for preferential tax treatment, the exercise price of ISOs must be no less than the fair market value of a share of Common Stock on the date of the grant. All terms and conditions of the stock option grants are in accordance with C2i's standard stock option plan.

BONUS: A monthly bonus of 10% of earnings before taxes will be paid for earnings before taxes in excess of budgeted amounts, assuming earnings before taxes is positive. All terms of such bonus are subject to approval by the Compensation Committee of the Board of Directors.

BUSINESS EXPENSES:       Reasonable travel and expense reimbursement, with
                         proper advance approval.

MEDICAL EXPENSES:        C2i offers Blue Shield of California as our health plan
                         provider to our employees.

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